Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS AGREEMENT is dated effective December 18, 2006.

AMONG:

JOURNEY RESOURCES CORP., a corporation existing under the laws of the Province of British Columbia and having an office at #1208 - 808 Nelson Street, Vancouver, British Columbia V6Z 2H2

(hereinafter referred to as “Journey”)

AND:

MINERALES JAZZ S.A. DE C.V., a corporation duly organized pursuant to the laws of Mexico and having an office at Avenida del Mar No. 1022 Oficina 5, Zona Costera, Mazatlan, Sin MEXICO 82149

(hereinafter referred to as “Jazz”, together with Journey, the “Operator”)

AND:

WITS BASIN PRECIOUS MINERALS INC., a corporation existing under the laws of the State of Minnesota and having an office at 900 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402

(hereinafter referred to as “Wits”)

WHEREAS:

(A) The Operators are the recorded and beneficial owners of an undivided 100% interest in and to certain mineral concessions situated in Guerrero State, Mexico, as detailed in the specific description of the mineral concessions in Schedule “A” hereto (the “Property”);

(B) Pursuant to an option agreement (the “Option Agreement”) dated June 28, 2006, among the Operator and Wits, the Operator granted to Wits an exclusive right and option to acquire up to an undivided 50% right, title and interest in and to the Property; and

(C) The Operator and Wits have agreed to form a joint venture with respect to their interests in the Option Agreement and mineral claims thereunder on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

PART 1

DEFINITIONS

1.1  For the purposes of this Agreement:

(a)  “Accounting Procedure” means the accounting procedure prescribed from time to time by the Management Committee, which will initially be the accounting procedure forming part of this Agreement and set out in Schedule “C”;

(b)  “Area of Interest” means a part of the lands lying within two (2) kilometres from the external perimeter of the Property in existence as of the Effective Date, as described in Schedule “B”.;

(c)  “Assets” means the Property, other tenements, Facilities, Mineral Products and Supplies and all other assets acquired or held by the Participants with respect thereto or pursuant to this Agreement as the same may exist from time to time;

(d)  “Associated Company” in relation to a person and/or entity means:

(i)  an operation which owns directly or through any other means more than 50% of the outstanding capital stock of an entity,

(ii)  a corporation of which that person or entity owns directly or through any other means more than 50% of the outstanding capital stock, and

(iii)  a corporation of which either of the persons or entities referred to in Sections 1.1(d)(i) and 1.1(d)(ii) owns directly or through any other means more than 50% of the outstanding capital stock.;

(e)  “Commercial Production” means the commercial exploitation of Mineral Products from the Property or any part of the Property as a mine, after implementation of a Production Program, but does not include milling for the purpose of testing or milling by a pilot plant;

(f)  “Cost Share” means the respective shares of Costs and other liabilities to be borne by each Participant, which will be equal to the respective Interests of each Participant as determined from time to time;

(g)  “Costs” means Expenditures, Program Overruns, Production Program Costs, Production Program Overruns and Operating Costs, as applicable;

(h)  “Effective Date” means the date first written above;

(i)  “Expenditures” means, without duplication, all costs, expenses, obligations and liabilities of whatever kind of nature actually and directly incurred by either Participant, up to the implementation of a Production Program, in connection with the exploration and development of the Property, including without limiting the generality of the foregoing, monies expended in maintaining the Underlying Agreement in good standing, monies expended in maintaining the Property in good standing by doing and filing assessment work, in doing geophysical, geochemical, and geological surveys, drilling, drifting and other underground work, assaying and metallurgical testing and engineering, in acquiring Facilities, in paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons and including all costs at prevailing charge out rates for any personnel or officers of the Operator who from time to time are engaged directly or indirectly in work on the Property and a charge made by the Operator as described in Section 6.2;

(j)  “Facilities” means all mines, plants and facilities including without limitation, all pits, shafts, haulageways, and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operation of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

(k)  “Feasibility Report” means a detailed report, showing the feasibility of placing any part of the Property into Commercial Production at an acceptable rate of return on capital, in such form and detail as is customarily required by institutional lenders of major financing for mining projects, and includes a reasonable assessment of the mineable ore reserves and their amenability to metallurgical treatment, a complete description of the work equipment and supplies required to bring such part of the Property into Commercial Production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by explanations of the information set out in Section 10.2;

(l)  “Interest” means the undivided beneficial percentage interest of a Participant in the Assets and will be equal to its interest in the Property as determined pursuant to this Agreement;

(m)  “Management Committee” means a committee formed pursuant to Part 11;

(n)  “Mineral Products” means minerals derived for the account of the individual Participants from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market, either within or outside North America, of arm’s length sales or purchases between unrelated parties;

(o)  “Operating Costs” means, for any period after the commencement of Commercial Production, all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature actually incurred or chargeable, directly by the Operator in connection with the operation of the Property as a mine during such period, which costs, expenses, obligations, liabilities and charges include, without duplication and without limiting the generality of the foregoing,

(i)  all costs of or related to the mining and concentrating of ores or other products and the operation of the Facilities and all costs of or related to marketing of Mineral Products including transportation, commissions and/or discounts,

(ii)  such amount of cash for working capital as, in the opinion of Operator, is required for the operation of the Property as a mine,

(iii)  all costs of or related to operating employee facilities, including housing,

(iv)  all duties, charges, levies, royalties, taxes (excluding taxes levied on the income of the parties) and other payments imposed by a government or municipality or department or agency thereof upon or in connection with operating the Property as a mine,

(v)  fees, wages, salaries, traveling expenses and fringe benefits (whether or not required by law) of all persons directly engaged in respect of and for the benefit of the Property and all costs involved in paying for the food, lodging and other reasonable needs of such persons,

(vi)  a charge made by Operator in accordance with Section 6.2 for unallocable overhead costs,

(vii)  all reasonable costs of consulting, legal, accounting, insurance and other services,

(viii)  all exploration expenditures incurred after the commencement of Commercial Production,

(ix)  all capital costs of operating the Property as a mine including all costs of construction, equipment and mine development including maintenance, repairs and replacements and all capital expenditures relating to an improvement, expansion, modernization or replacement of the Facilities,

(x)  all costs for pollution control, reclamation costs and any other related costs incurred or to be incurred by the Operator including deposits for such costs required by a governmental body or authority,

(xi)  any costs or expenses incurred or to be incurred relating to the termination of the operation of the Property as a mine,

(xii)  uninsured losses on the Facilities, and

(xiii)  all costs of maintaining in good standing or renewing from time to time the Property and other tenements or any interest therein, including payment of all government royalties and taxes of any nature whatsoever in connection therewith, less the amount of all insurance recoveries and settlements received during such period to the extent such recoveries and settlements were not deducted in a previous period and, except where specific provision is made otherwise, all Operating Costs will be determined in accordance with generally accepted accounting principals applied consistently from year to year, but such costs will not include any amount in respect of amortization of Costs, depletion or depreciation;

(p)  “Operating Plan” means a plan presented by Operator pursuant to Part 13 herein;

(q)  “operating the Property as a mine” or “operation of the Property as a mine” means any or all of the mining, milling, leaching, smelting, and refining of ores, minerals, metals or concentrates derived from the Property.

(r)  “Operator” means the party acting as operator pursuant to this Agreement, and will be Journey, so long as Journey’s or one of its subsidiaries’ Interest is at least 25% , and otherwise will be such party as is determined by the Management Committee;

(s)  “Participant” means, Wits, Journey or Jazz, as the context requires, and its successors and permitted assigns and “Participants” means collectively Wits, Journey and Jazz, and their successors and permitted assigns;

(t)  “person” means an individual, proprietorship, partnership, unincorporated organization or any other association, trust body corporate , firm, joint venture, government or any agency or department thereof, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

(u)  “Prime Rate” means, for a month, the annual rate of interest declared by the Royal Bank of Canada as the reference rate of interest for determining Canadian dollar loans in Canada at noon on the first business day in that month;

(v)  “Production Program” means a Program contemplating achievement of Commercial Production pursuant to a Feasibility Report;

(w)  “Production Program Costs” means all cash, outlays and expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Participants in connection with a Production Program in order to equip the Property for Commercial Production, including working capital required for the initial six (6) month operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances, and including the overhead charge made by the Operator under Section 6.2;

(x)  “Production Program Overruns” means all Production Program Costs which exceed those estimated under a Production Program;

(y)  “Program” means, as the context requires:

(i)  a program and budget to carry out work and incur Expenditures on the Property,

(ii)  a document wherein there is specified in detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during such Program, the estimated Expenditures to be incurred in carrying out such work and the area of the Property on which such work is to be undertaken,

(iii)  the preparation of a Feasibility Report and the preparation of a Production Program,

(z)  “Program Overruns” means Expenditures which exceed those estimated under a Program;

(aa)  “Property” means the located mineral claims more particularly described in Exhibit “A” and all other claims, leases and interests in minerals which are hereafter acquired within the Area of Interest, together with the other tenements surface rights, mineral rights, personal property and permits associated therewith, and will include any renewal thereof and any other form of successor or substitute title thereto or tenure derived from such mineral claims, leases and other tenements;

(bb)  “SEC” means the United States Securities and Exchange Commission;

(cc)  “Supplies” means tangible personal property of a non-capital nature (other than Mineral Products or Facilities) acquired or held by the parties with respect to the Property; and

(dd)  “Underlying Agreement” means the option agreement dated June 28, 2006, by and among Journey, Jazz and Wits.

The following are Schedules to this Agreement:

Schedule “A”         Description of Property;

Schedule “B”         Area of Interest; and

Schedule “C”         Accounting Procedure.

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)“this Agreement” means this Joint Venture Agreement, including the Schedules hereto, as it may from time to time be supplemented or amended;

(b)the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Schedule;

(c)the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(d)the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(e)all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada, applied on a consistent basis with prior years;

(f)a reference to a Part is to a Part of this Agreement, and the word Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated;

(g)the headings to the Parts and clauses of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(h)any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity; and

(i)the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing Date for the applicable period set out in this Agreement.

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1  Wits hereby represents, warrants and covenants to Journey and Jazz as follows:

(a)  it is a company duly incorporated, organized and validly existing under the laws of the State of Minnesota;

(b)  it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)  neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d)  the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary corporate action on its part and will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

2.2  Each of Journey and Jazz, as the case may be, hereby represents, warrants and covenants to Wits as follows:

(a)  Journey is a company duly incorporated, organized and validly existing under the laws of the Province of British Columbia;

(b)  Jazz is a company duly incorporated, organized and validly existing under the laws of Mexico;

(c)  each of Journey and Jazz has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(d)  neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which either Journey or Jazz is a party;

(e)  the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary corporate action on the part of Journey and Jazz and will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of either of their constating documents;

(f)  Journey is the holder of a valid and existing free miner certificate issued to it under the Mineral Tenure Act (British Columbia);

(g)  there is no consent, approval or condition precedent to the performance of Journey or Jazz under this Agreement that has not been obtained, as of the Effective Date, other than acceptance of the Underlying Agreement by the TSX Venture Exchange;

(h)  Journey is the 100% beneficial holder of the Property free and clear of all liens, claims and encumbrances, through its wholly owned subsidiary Jazz;

(i)  the Property has been accurately described in Schedule “A”, the claims comprising the Property have been validly staked, located and recorded in the name of Jazz and are in good standing pursuant to all applicable laws, and all taxes, rents, charges and assessments with respect thereto have been paid or satisfied in full as of the Effective Date;

(j)  other than the Underlying Agreement, there are no outstanding agreements or options to acquire or purchase any of the mineral rights comprising the Property, no person has any royalty or other interest whatsoever in any production therefrom, and to the knowledge of either Journey or Jazz, there is no adverse claim or challenge against or to the ownership of or title to the Property nor any basis therefor;

(k)  no environmental audit, assessment, study or test has been conducted in relation to the Property by or on behalf of Journey or Jazz nor is Journey or Jazz aware of any of the same having been conducted by or on behalf of any other person (including any governmental authority) and, to their knowledge after due inquiry, there is no outstanding directive or order or similar notice issued by any regulatory agency or authority, including any agency or authority responsible for environmental matters, affecting the Property. There is not any reason to believe that such an order, directive or similar notice is pending and all work conducted on the Property to the date hereof has been conducted in full compliance with all laws;

(l)  neither Journey nor Jazz has received any notice nor do they have any knowledge of any proposal to terminate or vary the terms of or rights attaching to any of the mineral rights comprising the Property from any governmental, regulatory agency or authority;

(m)  there is no adverse claim or challenge against the right of Wits to earn up to a 50% Interest in the Property, nor to the knowledge of Journey or Jazz after due inquiry, is there any basis therefor;

(n)  to the knowledge of Journey and Jazz after due inquiry, there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Property, to their knowledge neither Journey nor Jazz has directly or indirectly caused, permitted or allowed any contaminants, pollutants, wastes or toxic substances (collectively in this subsection, “Hazardous Substances”) to be released, discharged, placed, escaped, leached or disposed of on, into, under or through the Property (including watercourses, improvements thereon and contents thereof) or nearby land and, to their knowledge, no Hazardous Substances or underground storage tanks are contained, harboured or otherwise present in or upon the Property (including watercourses, improvements thereon and contents thereof) or nearby land;

(o)  to the knowledge of Journey and Jazz, there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative or regulatory agency or authority or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Property (including the ownership or existing or past uses thereof) or compliance with laws nor is Journey or Jazz aware of any facts which would lead it to suspect that the same might be initiated or threatened;

(p)  Journey and Jazz have fully complied with all laws, rules, assessment work and filing requirements with respect to the Property, including without limitation, applicable environmental laws, and has received no notice of any breach, violation or default with respect to the Property;

(q)  Journey and Jazz have made available to Wits all material information in their respective possession or control relating to the Property and will continue to make available to Wits all information in their possession or control relating to the Property;

(r)  Journey and Jazz possess all such permits, authorizations and approvals and rights that are necessary to engage in the transactions contemplated by this Agreement. Wits has no reasonable basis to conclude that Journey and Jazz will not be able to obtain any license, permit, authorization, approval, and right that may be required to perform their respective obligations herein; and

(s)  on a regular basis and as activities of Operator dictate, Operator will provide detailed drilling reports to Wits, the form of which will comply with “NI 43-101 requirements” governing international drilling reports.

PART 3

CONDITIONS

3.1    In addition to making the payment to Journey as described in Section 5.1, Wits’ additional 25% Interest, for a total of a 50% interest, will be subject to the satisfaction of the following conditions:

(a) pursuant to the Underlying Agreement, on or before January 15, 2007, Wits will issue 500,000 fully paid, non-assessable shares of its common stock to Journey. Such shares will have piggy back rights and will be the subject of a registration statement with the SEC, within 60 days of issuance of same, or within such time as is reasonably practical and mutually agreed by the parties; and

(b) pursuant to the Underlying Agreement, on or before September 30, 2007, Wits will contribute an additional aggregate amount of $500,000 to the joint venture to assist the funding of a Phase II drilling project.

3.2    If the conditions set forth in Section 3.1(a) or Section 3.1(b) are not satisfied, upon written demand by Journey to Wits, Wits will immediately forfeit its right to earn an additional 25% Interest and will retain only a 25% interest in and to the Property.

3.3   Subject to the payment described in Section 5.1, if the conditions set forth in Section 3.1(a) and Section 3.1(b) are satisfied, Wits will be deemed to have earned an additional 25% Interest in and to the Property. For purposes of clarity, if Wits satisfies Section 3.1(a) and 3.1(b), it will hold a 50% Interest in and to the Property.

3.4   The representations and warranties set forth in Sections 2.1 and 2.2 are conditions on which the parties have relied on in entering this Agreement and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any material breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement, except as otherwise set forth herein.

PART 4

ASSOCIATION AND PARTICIPANTS

4.1  Wits, Journey and Jazz hereby agree to associate as joint venturers under this Agreement for the following limited functions and purposes:

(a)  to acquire additional interests in minerals within the Area of Interest and to carry out work on the Property in accordance with the terms of this Agreement;

(b)  to further explore and if deemed warranted as herein provided, to develop the Property and equip it for Commercial Production;

(c)  to operate the Property as a mine; and

(d)  to engage in such other activity as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

4.2  All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Participants in connection with the Assets will be done, transacted, undertaken or performed in the name of the Operator only, and no party will do, transact, perform or undertake anything in the name of the other parties or in the joint names of the Participants.

4.3  The rights and obligations of the Operator and Wits will be, in each case, several, and will not be or be construed to be either joint or joint and several.

4.4  Nothing contained in this Agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Participant as a partner, an agent or legal representative of any other party.

4.5  It is intended that this Agreement will not create the relationship of a partnership between Operator and Wits and that no act done by Operator or Wits pursuant to the provisions hereof will operate to create such a relationship.

4.6  Each Participant will be liable for its Cost Share of Costs and any other debts liabilities or obligations associated with the exploration, development or operation of the Property as a mine at such time as the liability is incurred by the Operator.

4.7  Except as otherwise set forth herein, each Participant, in proportion to its Interest, will indemnify and hold harmless the other Participants from any claim of or liability to any third person asserted upon the ground that an action taken under this Agreement has resulted in or will result in loss or damage to such third person, to the extent, but only to the extent that such claim or liability is paid by such other Participants in an amount in excess of such other Participants’ Interests.

4.8  Each Participant will devote such time as may be required to fulfill any obligation assumed by it hereunder but, except for the parties’ respective obligations hereunder in relation to the Property and the Area of Interest:

(a)  each Participant will be at liberty to engage in any other business or activity outside the joint venture constituted hereby, including the ownership and operation of any other mining permits, licenses, claims and leases;

(b)  each Participants will not be under any fiduciary or other obligation to the other Participants which will prevent or impede such Participant from participating in, or enjoying the benefits of, competing endeavours of a nature similar to the business or activity undertaken by the Participants hereunder; and

(c)  the legal doctrines of “corporate opportunity” or “business opportunity” sometimes applied to persons occupying a relationship similar to that of the Participants will not apply with respect to participation by either Participant in any business activity or endeavour outside the joint venture constituted hereby, and, without implied limitation, a Participant will not be accountable to the other for participation in any such business activity or endeavour outside the joint venture constituted hereby which is in direct competition with the business or activity undertaken by the joint venture.

PART 5

INTEREST OF PARTICIPANTS

5.1  Subject to Sections 3.2 and 3.3 herein, as of the Effective Date, Wits will have a 25% undivided Interest in the Property and Journey and Jazz, collectively, will have a 75% undivided Interest in the Property. In consideration of Wit’s Interest and upon execution of this Agreement by all parties hereto, Wits will deliver the aggregate amount of One Hundred Twenty Thousand Dollars ($120,000) by wire transfer to an account designated by Journey.

5.2  Each of the respective Participants will be deemed to have the following respective Interests and to have incurred the following Expenditures as of the Effective Date:

Participant	Interest	Deemed Expenditures
Wits	25%	$	___[PV x 25%]____
Operator	75%	$	____[PV x 75%]___

5.3  The project will be run on a 75%/25% basis, in accordance with the terms hereunder, with the Participants contributing to all Costs in operating the joint venture in proportion to its percentage of undivided Interest. The aggregate amount of Expenditures as at the Effective Date is deemed to be the current value of the project (the “PV”). The PV will be updated each time an additional expenditure is made.

5.4  Except as set forth in Section3.2 and 3.3, the percentage level of the respective Interests of Wits, Journey and Jazz will not change, so long as each Participant contributes its respective Cost Share of Costs.

5.5  If a Participant elects not to contribute, or fails to contribute its respective Cost Share, then the other Participants have the right to contribute to the non-contributing Participant’s Cost Share resulting in a diluted Interest of the non-contributing Participant, and the percentage level of the Participants’ Interest will be adjusted pursuant to the following formula:

(a)  the amount of such Participant’s contributions or deemed contributions to Costs, divided by

(b)  the amount of all contributions or deemed contributions to Costs by all Participants.

5.6  If, as a result of adjustment pursuant to Section 5.5, a Participant’s Interest is reduced to 10% or less, the Interest of such Participant will be automatically converted to a 5% net project interest .

PART 6

OPERATOR

6.1  Journey and Jazz, collectively, will act as the Operator under this Agreement, so long as their collective Interest is 25% or more, or as otherwise set forth in this Part 6.

6.2  An Operator fee (the “Operator Fee”) will be paid based on a percentage of Expenditures, as follows:

(a)  to Operator during the Option Period: 10%;

(b)     to Operator commencing on Effective Date: 5% of all qualified Expenditures incurred; and

(c)      to Operator after full Feasibility Report accepted: 5% of all qualified Expenditures during construction, development and operations of the mine.

6.3  The Operator Fee will include, but not be limited to all Operator’s office overhead costs and all general and administrative expenses including telephone, faxes, and direct management salaries and wages.

6.4  the Operator Fee will be payable monthly in arrears for the Expenditures incurred in that month, which charge will be an amount sufficient to reimburse Operator fully for its services as Operator, but not sufficient to enable Operator to profit thereby and such fees will be reviewed and if proven to be excessive or insufficient will be adjusted by the Management Committee on the basis that Operator should neither profit nor lose by acting as such; and

6.5  prescribe the administrative and accounting procedure governing the conduct of Programs or Production Programs or the operation of the Property as a mine, including the basis for charges and credit related thereto, except where any such procedure is in conflict with the provisions of this Agreement, in which event the provisions of this Agreement will prevail.

6.6  The initial Accounting Procedure, subject to change from time to time by the Management Committee, is attached as Schedule “C”.

6.7  Operator may resign at any time by giving thirty (30) days’ prior written notice to Wits and within such 30-day period, the Management Committee will appoint another party who covenants to act as the Operator upon such terms as the parties will agree.

6.8  If following its appointment as Operator, Operator fails to perform in a manner consistent with its powers and duties under this Agreement, any Participant may give to Operator written notice setting forth particulars of Operator’s default.

6.9  Operator will within thirty (30) days after receipt of such notice described in Section 6.8 either dispute the occurrence of such default or commence to remedy the default within the time limit aforesaid (and thereafter, in the latter case, will proceed continuously and diligently to complete all required remedial action).

6.10  Operator may take action to remedy an alleged default under Section 6.8 without prejudice to its right to dispute the occurrence of the default and to claim recovery of expenses incurred in remedial work not occasioned by its default.

6.11  If Operator disputes any alleged default under Section 6.8 or if the Participant alleging a default provides to Operator a further written notice that Operator has failed to proceed continuously and diligently to complete all required remedial action to remedy a default previously alleged by such Participant, then the matter will be referred to arbitration under Section 20.7.

6.12  Operator will be deemed to have offered its resignation upon the occurrence of any of the following events:

(a)  if an attachment in respect to any material liability of Operator is made on the Property which is not related to the business of the joint venture;

(b)  If Operator:

(i)  admits in writing its inability to pay its debts as they become due other than indebtedness (“non-recourse financing”) for money borrowed or guaranteed where the recourse of the holder thereof is restricted to realization upon specific assets none of which consist of any Interest, and whether failure to pay the indebtedness does not result in the creation of an unsecured obligation of Operator,

(ii)  makes an assignment for the benefit of creditors,

(iii)  consents to the appointment of a receiver (other than a receiver appointed under non-recourse financing) for all or a substantial part of its assets,

(iv)  files a petition in bankruptcy or for a reorganization or an arrangement under applicable bankruptcy, insolvency or creditors’ relief laws, or otherwise seeks the relief therein provided, or

(v)  is adjusted bankrupt or insolvent;

(c)  if a court order is pronounced in respect to Operator appointing a receiver or trustee for all or a substantial part of its property (other than property securing non-recourse financing), or approving a petition in bankruptcy or for a reorganization under applicable bankruptcy, insolvency or creditor’s relief laws or for any judicial modification or alteration of the rights of creditors; or

(d)  the Interest of the Operator is reduced to less than 25% for thirty (30) consecutive days.

6.13  Upon ceasing to be Operator, the former Operator will forthwith deliver to its successor all Assets, books, records and other property both real and personal relating to this Agreement or its role as Operator under this Agreement.

6.14  The former Operator will use its best efforts to transfer to its successor, as of the effective date of the former Operator’s resignation or removal, its rights and obligations, if any, as Operator under all contracts relating to the Assets, and pending such transfer and in relations to all other contracts relating to the Assets, the former Operator will hold its right and interest as Operator from the date of resignation or removal for the account and to the order of the new Operator.

6.15  All reasonable costs of termination of employment of employees of the Operator arising from any removal, but not resignation, of the Operator will be deemed to be Expenditures and the former Operator will be reimbursed therefor by the Participants promptly after submission of invoices to the successor Operator.

6.16  The successor Operator will be under no obligation to provide alternative employment to any employee engaged or primarily engaged by the former Operator.

6.17  As soon as practicable after the effective date of resignation or removal of Operator, the Management Committee will have the accounts of Operator relating to the Assets audited by an independent auditor (who may be the auditor of a Participant), and will conduct an inventory of all Assets and such inventory will be used in the return of and the accounting for the Assets by the Operator who has resigned or has been removed.

6.18  All costs and expenses incurred in connection with such audit and inventory will be deemed to be Expenditures.

6.19  Operator will not act or hold itself out as agent for any of the parties nor make any commitments on their individual behalf unless specifically permitted by this Agreement or directed in writing by a party.

PART 7

POWER AND AUTHORITY OF OPERATOR

7.1  Subject to the control and direction of the Management Committee, Operator will have full right, power and authority to do everything necessary or desirable in accordance with good mining practice in connection with the exploration and development of the Property and to determine the manner of operation of the Property as a mine, including and without limiting the generality of the foregoing, the right, power and authority to:

(a)  prepare and present to the Management Committee Programs, Production Programs, Operating Plans and any Feasibility Report in respect of the Property, as applicable;

(b)  implement any Program in accordance with Part 9 and any Production Program in accordance with a Feasibility Report approved by the Participants in accordance with Part 10;

(c)  regulate access to the Property subject only to the right of the Participants to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

(d) employ and engage such employees, agents, and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder, but Operator will not enter into contractual relationships with an Associated Company except on terms which are commercially competitive;

PART 8

DUTIES AND OBLIGATIONS OF OPERATOR

8.1  Operator will have such duties and obligations as the Management Committee may from time to time determine including, without limiting the generality of the foregoing, the following duties and obligations:

(a)  to propose to the Participants and, if approved, to implement Programs, Operating Plans and the Production Program;

(b)  to manage, direct and control all exploration, development and producing operations in and under the Property, in a prudent and workmanlike manner, and in compliance with all applicable Federal, Provincial and local laws, rules, order and regulations;

(c)  to prepare and deliver to the Participants during periods of active field work monthly progress reports of the work in progress, which include statements of Costs and comparisons of such Costs to the approved Programs or Production Program and comprehensive annual reports, on or before February 28 of each year covering the activities hereunder and results obtained during the calendar year ending on December 31 immediately preceding and timely current reports and information on any material results obtained together with such other reports as either Participant may reasonably request;

(d)  subject to the terms and conditions of this Agreement, to keep the Property in good standing free of liens, charges and encumbrances of every character arising from operations (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by Operator, and to proceed with all diligence to contest or discharge any lien that is filed;

(e)  to account to the Participants for all contributions to Costs and to use all reasonable efforts to limit or curtail Program Overruns or Production Program Overruns;

(f)  to maintain true and correct books, accounts and records of operations hereunder;

(g)  to permit the Participants, at their own expense, to inspect, have access to, take abstracts from or audit all maps, drill logs, core tests, reports, surveys, essays, analyses, production reports, operations, technical, accounting and financial records, including any or all of the records and accounts referred to in Section 8.1(f), during normal business hours;

(h)  to obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance coverage with a reasonable bodily injury, death and property damage limit per occurrence;

(i)  to permit the Participants or their representatives so appointed, at their own expense and risk, access to the Property and all data derived from carrying out work thereon;

(j)  to arrange for and maintain workers’ compensation or equivalent coverage for all eligible employees engaged by Operator in accordance with applicable statutory requirements;

(k)  to perform its duties and obligations in a manner consistent with good exploration and mining practices; and

(l)  to transact, undertake and perform all transactions, contracts, employments, purchases, operations and negotiations on behalf of the parties in the Operator’s name.

PART 9

PROGRAMS

9.1  Following one hundred and twenty (120) days after the Effective Date, Expenditures will only be incurred under and pursuant to Programs prepared by Operator and delivered to the Management Committee as provided in this Part 9.

9.2  If no Program has been approved or completed in a calendar year, Operator will prepare and submit to the Management Committee a Program proposed by Operator.

9.3  Within thirty (30) days after the approval of a Program by the Management Committee, each Participant will give written notice to the Operator stating whether or not it elects to contribute its Cost Share of such Program.

9.4  Failure to give notice pursuant to Section 9.3 within such thirty (30) day period will be deemed to be an election by a Participant not to contribute its Cost Share of such Program.

9.5  If a Participant elects or is deemed to have elected not to contribute its Cost Share of a Program approved by the Management Committee, the other Participant (the “Contributing Participant”) may give notice in writing to Operator that such Contributing Participant will contribute the Cost Share of the non-contributing Participant to be incurred under, or pursuant to such Program and thereafter the Operator will proceed with such Program.

9.6  In such event, the Participants’ respective Interests will thereafter be adjusted pursuant to the formula set forth in Section 5.5.

9.7  Operator will not proceed with any Program which is not fully subscribed.

9.8  An election to fund a Program will make a Participant liable to pay its Cost Share of all of the Expenditures actually incurred under or pursuant to such Program, including Program Overruns up to but not exceeding 10% of estimated Expenditures.

9.9  After having elected to fund a Program which is proceeded with, each Participant will, within thirty (30) days after being requested in writing to do so by Operator, pay such amount of Expenditures incurred or to be incurred under or pursuant to such Program as Operator may require, but Operator will not require payment of any funds more than one month in advance of the period during which the same are to be expended.

9.10  Monthly Expenditure projections will be delivered by Operator to the Participants once each calendar quarter for the next succeeding three (3) months.

9.11  If it appears that Expenditures will exceed by more than 30% those estimated under a Program, Operator will immediately give written notice to the Participants outlining the nature and extent of the Program Overruns.

9.12  If such Program Overruns are accepted by the Participants then, within thirty (30) days after the receipt of a written request from Operator, each Participant will pay to the Operator its Cost Share of such Program Overruns.

9.13  If a Participant does not accept such Program Overruns, or fails to pay the same, Operator will be entitled to curtail or abandon such Program and any of the other Participants will be entitled to pay the Cost Share of such Participant.

9.14  If a Participant pays such Cost Share of another Participant for such Program Overruns, it will be entitled to recoup such amount, together with interest at the Prime Rate pursuant to Section 14.3, and such amount will not be included in the calculation of each Participant’s Interest under Section 5.5.

9.15  If a Participant at any time fails to pay such amount of Expenditures as is requested by Operator in accordance with Section 9.9 after having elected to do so or accepted Program Overruns in accordance with Section 9.12, Operator may give written notice to such Participant demanding payment, and if such Participant has not paid such amount within thirty (30) days after receipt of such notice, such Participant will be deemed to

(i)  be in default under Section 9.9 or Section 9.12, as applicable, and

(ii)  have lost its right to contribute to such Program,

and thereafter the other Participants will have the right to contribute all Costs to be incurred under or pursuant to that Program, and Operator will have the right to curtail or abandon that Program.

PART 10

PRODUCTION PROGRAMS

10.1  If Operator determines that the economic potential of any part of the Property warrants the preparation of a Feasibility Report, the Operator will present a Program in accordance with Part 9 contemplating the preparation of a Feasibility Report.

10.2  Operator will deliver to the Management Committee any internal or draft report or reports on the economics of Commercial Production and on completion of the Feasibility Report pursuant to such Program, Operator will deliver to the Participants a Feasibility Report and if in the opinion of Operator it is warranted based on the conclusions reached in the Feasibility Report, a Production Program in respect to such part of the Property which will include at least the following:

(a)  a description of that part of the Property to be covered by the proposed mine,

(b)  the estimated recoverable reserves of minerals and the estimated composition and content thereof,

(c)  the proposed procedure for development, mining and production,

(d)  results of ore amenability test (if any),

(e)  the nature and extent of the Facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study will also include a preliminary design for such mill,

(f)  the total costs, including capital budget, which are reasonably required to obtain permitting for and to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements,

(g)  all environmental, socio-economic and heritage baseline impact studies and costs,

(h)  the period in which it is proposed the Property will be brought to Commercial Production,

(i)  such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic consideration, and

(j)  working capital requirements for the initial six (6) month operations as a mine or such longer period as may be reasonably justified in the circumstances.

10.3  So long as it has not lost its right to contribute to Programs and to Production Programs, a Participant may at any time request Operator to present a Program contemplating the preparation of a Feasibility Report.

10.4  Upon completion of a Feasibility Report, a Production Program will be presented to Participants if, in the opinion of Operator, it is warranted based on the conclusions reached in the Feasibility Report.

10.5  If the Participant who did not contribute to the preparation of the Feasibility Report and the Production Program elects pursuant to Section 9.3 to participate in a Production Program based on the Feasibility Report prepared by another Participant, the Participant who did not contribute will reimburse the other an amount in respect of the cost of the Feasibility Report equal to such Participant’s Cost Share before taking the cost of the Feasibility Report into account together with interest from the date contributed at a per annum rate of the Prime Rate plus 2% per year.

10.6  Within thirty (30) days after the delivery to the Participants of a Production Program and Feasibility Report,pursuant to either Section 9.3 or Section 9.5, each Participant will give written notice to Operator stating whether it elects to contribute its Cost Share of the Production Program.

10.7  Failure to give such notice within such thirty (30) day period will be deemed to be an election not to contribute to such Production Program and the provisions of Section 9.5 will apply.

10.8  If all Participants elect to contribute their respective Cost Shares of the Production Program, Operator will implement the Production Program.

10.9  Operator will not proceed with any Production Program which is not fully subscribed.

10.10  An election to fund a Production Program will make a Participant liable to pay its Cost Share of:

(a)  all of the Production Program Costs actually incurred under or pursuant to such Production Program, including Production Program Overruns up to but not exceeding 10% of estimated Production Program Costs,

(b)  Operating Costs and any other costs associated with establishing and operating the Property as a mine at such time as the liability is incurred by Operator; and

(c)  any debts, liabilities or obligations arising from operations hereunder, except financing costs incurred by the other Participant in connection with such other Participants’ contributions to the Production Program.

10.11  Commencing thirty (30) days after having elected to fund a Production Program which is proceeded with, each Participant will, within thirty (30) days after being requested in writing to do so by the Operator, pay such amount of Production Program Costs incurred or to be incurred under or pursuant to such Production Program as Operator may require, but Operator will not require of any funds more than one (1) month in advance of the period during which they are to be expended.

10.12  If it appears that Production Program Costs will exceed by more than 30% those estimated under a Production Program, Operator will immediately give written notice to the Participants outlining the nature and extent of the Production Program Overruns.

10.13  If such Production Program Overruns are accepted by the Participants then, within thirty (30) days after the receipt of a written request from Operator, each Participant will pay to Operator its Cost Share of such Production Program Overruns.

10.14  If any Participant does not accept such Production Program Overruns, or fails to pay the same, any other Participant will be entitled to pay the Cost Share of such Participant.

10.15  If a Participant pays such Cost Share, it will be entitled to recoup such amount together with interest at the Prime Rate pursuant to Section 14.3.

10.16  If a Participant:

(a)  at any time fails to pay such amount of Production Program Costs as is requested by the Operator in accordance with Section 9.9, or

(b)  at any time fails to pay such amount of Production Program Overruns as was accepted by such Participant in accordance with Section 9.12,

Operator may give written notice to such Participant demanding payment, and if such Participant has not paid such amount within thirty (30) days after receipt of such notice, such Participant will be deemed to be in default under Section 9.9 or Section 9.12 and have lost its right to contribute to the Production Program and the other Participant will have the right to contribute all Production Program Costs to be incurred under or pursuant to the Production Program and the Operator will proceed with the Production Program and the Participants’ respective Interests will thereafter be adjusted in accordance with Section 5.5.

PART 11

MANAGEMENT COMMITTEE

11.1 The Participants will, as soon as is practicable following the Effective Date, establish a Management Committee consisting of one (1) member and one (1) alternate member of each Participant.

11.2 Each Participant will designate in writing to the other the names of its member and alternate member of the Management Committee.

11.3 A Participant may from time to time revoke in writing the appointment of its member to the Management Committee and appoint in writing another in his place.

11.4 A Participant may from time to time in writing appoint one alternate member for any member theretofore appointed by such Participant.

11.5 Alternate members may attend meetings of the Management Committee, and in the absence of the member, his alternate member votes or acts, his votes or actions will for all purposes of this Agreement be considered the actions of the Participant whom he represents.

11.6 The Participants will give written notice to each other from time to time as to names, addresses, telephone numbers and facsimile numbers of their respective members and alternates on the Management Committee.

11.7 Meetings of the Management Committee will be held at such times as the Management Committee deems appropriate, but in any event not less frequently than once every three (3) months.

11.8 A meeting of the Management Committee may take place by means of counterpart resolutions delivered by facsimile, mail or courier or by means of conference telephones or other communication facilities by which means all Participants or their alternates participating in the meeting can hear each other.

11.9 The persons participating in a meeting in accordance with Section 11.8 will be deemed to be present at the meeting and to have so agreed and will be counted in the quorum therefor and be entitled to speak and vote thereat.

11.10 Notwithstanding Section 11.7, meetings of the Management Committee may be called by Operator or any Participant by giving thirty (30) days’ notice in writing to the other Participants, except that thirty (30) days’ notice will be given in respect of a meeting to consider a pre-Feasibility Report or Feasibility Report and Production Program, unless otherwise agreed to by the Participants.

11.11 Operator’s representative will be designated as the chairman of the Management Committee (the “Chairman”).

11.12 Operator will consult freely with the Management Committee and the members thereof, and keep them fully advised of the present and prospective operations and plans and will furnish the Management Committee with quarterly reports relating to the status of the Property together with timely current reports and information on any material results relating to the Property.

11.13 Voting by the Management Committee may be conducted by verbal, written, facsimile or telex ballot.

11.14 Except as hereinafter provided, a quorum of any meeting of the Management Committee will consist of two (2) members, two (2) alternate members or any combination consisting of one (1) member or one (1) alternate of each Participant.

11.15 If a quorum is not present within sixty (60) minutes after the time fixed for holding any such meeting, the meeting will be adjourned to the same day in the next week (unless such day is not a business day in which case it will be adjourned to the next business day) at the same time and place.

11.16 At the adjourned meeting the members or alternate members present in person (which may include only one person) will form a quorum and may transact the business for which the meeting was originally convened.

11.17 Decisions of the Management Committee will be made by simple majority of the votes cast at meetings.  The representative of each Participant in the Management Committee will have such number of votes as equals such party’s Participating Interest at the time of the vote

11.18 All decisions of the Management Committee will be by the affirmative vote of a majority of the votes entitled to be cast by members.

11.19 In the case where the parties have an equal Interest, or there is an equity of votes which can not be resolved, the representative of the Operator will have the deciding vote of the Management Committee.

11.20 There will be included with a notice of meeting such material and data as may be reasonably required to enable the members of the Management Committee to determine the position they should take in respect of any vote or election to be made at such meeting.

11.21 Operator will have the responsibility of preparing and distributing notices and agendas of meetings and keeping records of the proceedings at such meetings and distributing same to the parties.

PART 12

POWERS OF MANAGEMENT COMMITTEE

12.1 The Management Committee will, without limiting any of its powers as specified elsewhere in this Agreement, have the exclusive right, power and authority to:

(a) approve, modify, or reject any Program, Feasibility Report or Production Program proposed by Operator or any Feasibility Report or Production Program proposed by a Participant;

(b) appoint a new Operator if the Operator is terminated , resigns pursuant to Section 6.7 or is deemed to have resigned pursuant to Section 6.12;

(c) determine the terms of engagement of Operator, including any remuneration payable to Operator on the basis that the Operator should neither profit nor suffer a loss for acting as such;

(d) approve or reject the sale, abandonment or disposition of any part of the Assets (other than the Property), which, in the case of any assets or series of related assets having a value in excess of $100,000, will require the consent of a Participant or Participants holding at least a 51% Interest; and

(e) establish accounting procedures from time to time for Operator.

PART 13

OPERATING PROGRAMS, BUDGETS AND PAYMENTS

13.1 As of the Effective Date, all mining operations and the Property will be planned and conducted and all estimates, reports and statements will be prepared and made on the basis of an operating year and in accordance with the Accounting Procedure.

13.2 The first operating year will be the period from commencement of Commercial Production to December 31 of the same calendar year and thereafter each operating year will coincide with the calendar year (an “Operating Year”).

13.3 Before the beginning of each Operating Year, Operator will prepare and deliver to the Participants an Operating Plan for that Operating Year.

13.4 The Operating Plan applicable to the initial Operating Year will be submitted not later than three months prior to the date estimated by the Operator as the date of commencement of Commercial Production.

13.5 Each Operating Plan will contain, with reference to the Operating Year to which it relates, the following:

(a) a plan of proposed mining operations including, without limiting the generality of the foregoing, particulars of any special items such as:

(i) an increase of 10% or more in the capacity or through put of the concentrating mill or mining capacity,

(ii) additional general exploration of the Property outside the mine,

(iii) opening and equipping an additional mine or mines on the Property,

(iv) any departure from development or mining plans previously followed by Operator,

(v) any plans for stockpiling of Mineral Products, or

(vi) any development work to be completed in any Operating Year, if such work is not required in the ordinary course to continue mining as contemplated by the approved Operating Plan and Costs therefor are reasonably estimated by Operator to exceed $50,000;

(b) a detailed estimate of all Operating Costs plus a reasonable allowance for contingencies;

(c) an estimate of the quantity of Mineral Products to be produced from the Property;

(d) such other facts and figures as may be necessary to give the other parties a reasonably complete picture of the results Operator plans to achieve; and

(e) and Operator will promptly supply to each Participant any additional or supplemental information which that Participant may reasonably require in respect to the Operating Plan.

13.6 Each Participant will have thirty (30) days after receipt of any annual Operating Plan within which to consider such Operating Plan, following which a meeting of the Management Committee will be called to deal with any objections and alternative proposals.

13.7 The proposed Operating Plan will then be voted on by the Management Committee.

13.8 If a Participant objects to an Operating Plan on the basis of any of the items as set out in Section 13.5(a)(i) to Section 13.5(a)(vi), Operator will have the rights to either modify the Operating Plan or to bear all of the Operating Costs relating to such items, in which event it will be entitled to recoup such amount together with interest at the Prime Rate plus 1%.

13.9 Based upon the budgets submitted to and approved by the Management Committee, as the same may be revised from time to time, Operator will submit to each Participant an estimate of the case requirements.

13.10 Within thirty (30) days after receipt of each such cash estimate, the Participants will remit to the Operator their respective Cost Shares required under Section 13.9 and if any Participant fails to pay all or any part of its Cost Share pursuant to Section 13.9 the Operator will be entitled to pay the unpaid share of that Participant.

13.11 Before incurring any Operating Cost hereunder or as soon as reasonably practicable thereafter, the Operator will open an account or accounts in bank(s) approved by the Participants for the purpose of establishing and maintaining therein at all times a cash fund (the “Operating Fund”) from which Operating Costs will be paid by Operator or from which Operator may be reimbursed for Operating Costs spent by it.

13.12 All money received by Operator from the Participants and the payment of Operator’s invoices for accrued Operating Costs will be deposited in the Operating Fund and, in addition, each Participant will deposit or cause to be deposited in the Operating Fund at the times and in the manner provided in Section 13.9 the sums provided for therein.

13.13 The total amount of deposits in the Operating Fund, regardless of the source thereof, will at no time exceed the gross Operating Costs of Operator for the then current and next succeeding month as estimated in the Operating Plan then in effect.

13.14 As soon as reasonably possible following the commencement of Commercial Production, Operator will establish and administer a contingency fund (the “Contingency Fund”), in addition to all required statutory funds, to be maintained as a separate account for the purpose of paying all costs, outlays, expenses, obligations, liabilities and charges of whatever kind or nature incurred or chargeable, directly or indirectly, by the Participants for environmental protection, reclamation, pollution control, testing, monitoring, clean-up, containment and removal of hazardous substances from the Property, remediation, decommissioning, shutdown and other similar matters (“Reclamation and Remediation Costs”), severance pay and pensions for employees arising as a result of operations and in connection with the permanent or temporary shutdown in whole or in part of any mine on the Property.

13.15 At the time such Contingency Fund is established, Operator will estimate the amount required to be contributed by each Participant in accordance with its Interest on an annual basis or from time to time in the case of special or unexpected Reclamation and Remediation Costs.

13.16 Such Contingency Fund will be invested and reinvested by Operator in such liquid investments as the Management Committee may from time to time authorize.

PART 14

DISPOSITION OF PRODUCTION

14.1 Subject to the provisions of Section 14.3 and Section 14.4, following the commencement of Commercial Production and provided that each Participant has paid to Operator its respective Cost Share of Operating Costs for that period, the Participants will take in kind and separately dispose of Mineral Products in the ratio of their respective Interests.

14.2 For purposes of determining the value of Mineral Products taken in kind pursuant to Section 14.3 or Section 14.4, each Participant’s share of Mineral Products will be valued at the time of delivery to the Participants (or purchase or sale by Operator pursuant to Section 14.6) and at a value equal to that received by the Participant acting as Operator for its share of such Mineral Products after deduction of:

(a) all costs of transporting Mineral Products, including insurance, from the Property to the place of delivery designated by the purchaser of such Mineral Products,

(b) such reasonable charge for marketing Mineral Products as is consistent with generally accepted industry marketing practices, and

(c) all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any governmental if paid by such Participant in connection with the disposition of Mineral Products taken in kind.

14.3 If Operator makes any payment on behalf of a Participant pursuant to Section 13.10, it will have the prior and preferred right to receive that Participant’s share of Mineral Products pursuant to Section 14.1, until Operator has received Mineral Products in kind of a value equal to 50% of the actual payment made as provided in Section 14.2.

14.4 If a Participant makes any payment on behalf of a Participant pursuant to Section 9.5 or Section 10.16, it will have the prior and preferred right to receive that Participant’s share of Mineral Products pursuant to Section 14.1 until the Contributing Participant has received Mineral Products in kind of a value equal to the actual payment made by the Contributing Participant pursuant to Section 9.5 or Section 10.16, together with interest at the Prime Rate, calculated on the outstanding balance from time to time from the date of advance of such funds.

14.5 Any extra Expenditure incurred by reason of the taking in kind or separate disposition by a Participant of its proportionate share of Mineral Products will be borne by that Participant and that Participant will be required to construct, operate and maintain, at its own expense, any and all facilities which may be necessary to receive, store and dispose of its share of Mineral Products.

14.6 If any Participant fails to make the necessary arrangements to take in kind or separately dispose of its proportionate share of Mineral Products, Operator as agent may purchase for its own account or sell such share, subject to the right of the Participant owning such share to revoke at will Operator’s authority under this Section 14.6 in respect of Mineral Products not then purchased by Operator or committed for sale to others, and Operator will be entitled to deduct from the sale proceeds all costs of or related to marketing such Mineral Products including, without limitation, transportation, storage, commissions, and discounts but all contracts of sale executed by Operator for a Participant’s share of Mineral Products will be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances and in no event will any such contract be for a period in excess of one (1) year.

14.7 Proceeds, if any, from the sale by Operator of Mineral Products pursuant to Section 14.6 will be calculated by Operator separately for each Participant at the end of each calendar month and will be paid monthly within five (5) days after the end of each such calendar month following payment to Operator by each Participant of its respective Cost Share of Operating Costs outstanding as at the end of that calendar month.

14.8 If a Participant, any Associated Company of a Participant or any person with whom a Participant is not dealing at arm’s length is a purchaser of Mineral Products from a Participant, and if the value of such Mineral Products is to be used to determine any matter arising under this Part 14, such Participant will be deemed to receive prevailing market prices for all Mineral Products so sold.

PART 15

AUDIT

15.1 The records relating to Mineral Products taken in kind or to the calculation of proceeds from the sale thereof will be audited annually at the end of each fiscal year of Operator and:
(a) any adjustments required by such audit will be made forthwith, and

(b) a copy of the audited statements will be delivered to the Participants,

and all such accounts and records will be deemed to be correct and accurate unless questioned by a party within six (6) months after the end of the calendar year to which the accounts relate.

15.2 The Participants, or any of them, at reasonable times and upon notice in writing to Operator, will have the right to inspect, audit and copy Operator’s accounts and records relating to the accounting for Mineral Products taken in kind or to the determination of proceeds from the sale thereof for any calendar year within three (3) months after the end of such calendar year.

15.3 The Participants will make all reasonable efforts to conduct audits in a manner which will result in a minimum inconvenience to Operator and any such audit will be conducted at that Participant’s sole cost and expense.

PART 16

INFORMATION SHARING AND CONFIDENTIALITY

16.1 Subject to Section 16.2, each party agrees that all information obtained hereunder will be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other parties, such consent not to be unreasonably withheld.

16.2 Consent to disclosure of information pursuant to Section 16.1 will not be unreasonably withheld where a party wishes to disclose any such information to a third party for the purpose of arranging bona fide financings for its contributions to Costs hereunder or for the purpose of selling its Interest, provided that such third party gives its undertaking to the parties that any such information not theretofore publicly disclosed will be kept confidential and not disclosed to others.

16.3 No party will be liable to any other for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such Participant has taken reasonable steps to ensure the preservation of the confidential nature of such information.

PART 17

LIMITED CHARGING

17.1 Each Participant hereby covenants and agrees with the other to cooperate fully in connection with any production financing for the Property which is presented on reasonable commercial terms for projects of a similar nature, size and financial risk and to hold its Interest free and clear of all liens, charges and encumbrances including any floating charge (except liens for taxes not yet due and other inchoate liens and arising from operations on the Property being contested in good faith), and each Participant will, if so required by the terms of such project financing and upon the written consent of all Participants, issue to any lender providing such financing, bonds, debentures or other security instruments charging its Interest, inter alia, by way of a specific first mortgage and charge limited to its Interest.

17.2 No such project financing will require a Participant to give any guarantee to any third party on behalf of the other Participant, to be jointly and severally liable for the repayment of such financing or to give security to any lender in respect of such financing in an amount greater than its Interest.

17.3 If a joint financing for the Production Program is not arranged as contemplated in Section 17.1, then notwithstanding the provisions of Part 17, for the purpose of financing its Cost Share of the Production Program a Participant may, at any time and upon the written consent of all Participants, mortgage, charge or otherwise encumber the whole or any party of its Interest, but only upon the condition that the holder of such encumbrance, (hereinafter called the “Chargee”), first enters into a written agreement with the other party in form satisfactory to counsel for such other party, binding upon the Chargee, to the effect that:

(a) the Chargee will not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Interest and that such encumbrances will be subject to the provisions of this Agreement;

(b) the Chargee’s remedies under the encumbrance will be limited to the sale of the whole, (but only of the whole), of the encumbering party’s Interest to the other Participants, or failing such disposition, at a public auction to be held after sixty (60) days’ notice to the other party, such sale to be subject to the purchaser entering into a written agreement with the other party whereby such purchaser assumes all obligations of the encumbering party under the terms of this Agreement; and

(c) if the Interest of any Participant is forfeited, the right of such Participant to act as Operator will cease.

PART 18

RESTRICTIONS ON ALIENATION

18.1 Except in accordance with this Agreement, each Participant will not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate any or all of its Interest or transfer or assign any of its rights under this Agreement.

18.2 Each Participant will not sell any of its respective Interest or transfer or assign any of its rights under this Agreement except upon the written consent of all Participants and:

(a) in its entirety, unless specifically provided otherwise hereunder,

(b) as a single transaction not directly or indirectly part of some other sale or purchase or agreement for any additional consideration of any nature whatsoever, and

(c) when there is no default of any of the covenants and agreements herein contained by such party.

18.3 Nothing in this Part 18 will prevent:

(a) a sale by a Participant of all of its Interest or an assignment of all its rights under this Agreement to an Associated Company provide that such Associated Company first complies with the provisions of Section 18.11 and agrees with the other Participants in writing to retransfer such Interest to the originally assigning party before ceasing to be an Associated Company of such party, or

(b) a joint disposition of the Property, or all or any part of the other assets constituting any part of the Assets to a third party by the parties as agreed to in writing.

18.4 Subject to Section 18.1 and Section 18.2, any Participant (in this Part 18 referred to as the “Offeror”) intending to sell its Interest or assign its rights under this Agreement will first give notice in writing to the other party hereto (in this Part 18 referred to as the “Offeree”) of such intention together with the terms and conditions on which the Offeror intends to sell its Interest or assign its rights under this Agreement.

18.5 Subject to Section 18.7, if a Participant receives any offer to sell its Interest or assign its rights under this Agreement which its intends to accept, the Offeror will not accept the same unless and until the Offeror has first offered to sell such Interest or rights to the other party hereto on the same terms and conditions as in the offer received and the same has not been accepted by the Offerees in accordance with Section 18.6.

18.6 Any communication of an intention to sell pursuant to Section 18.4 and Section 18.5 (the “Offer” for the purposes of this Part 18 only) will be in writing delivered in accordance with Section 20.4 and will:

(a) set out fully and clearly all of the terms and conditions of any intended sale,

(b) if it is made pursuant to Section 18.5, include a photocopy of the Offer and clearly identify the offering party and include such information as is known by the Offeror about such offering party,

and such communication will be deemed to constitute an Offer by the Offeror to the Offeree to sell the Offeror’s Interest or transfer or assigns its rights under this Agreement to the Offeree on the terms and conditions set out in such Offer.

18.7 In the event that a Participant receives an offer to sell its Interest that is consideration other than cash or cash plus deferred payments of cash, the other Participant or Participants, as the case may be, will have the right to pay the cash equivalent of such other consideration. If the parties hereto cannot agree on the amount of such cash equivalent within thirty (30) days of the offer to sell such Interest to the other Participant or Participants, as the case may be, either of such parties may, upon thirty (30) days written notice to the other, initiate arbitration proceedings as contemplated under Part 20 for determination of the cash equivalent

18.8 Any Offer made as contemplated in Section 18.7 will be open for acceptance by the Offeree for a period of thirty (30) days after the date of receipt by the Offeree.

18.9 If the Offeree accepts the Offer within the time limited such acceptance will constitute a binding agreement of purchase and sale between the Offeror and the Offeree for the Interest or its rights under this Agreement on the terms and conditions set out in such Offer.

18.10 If the Offeree does not accept the Offer within the time limited the Offeror may complete a sale and purchase of its Interest or its rights under this Agreement on exactly the same terms and conditions set out in the Offer as contemplated in Section 18.5, and in any event such sale and purchase will be completed within ninety (90) days after the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this Part 18.

18.11 While any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed in accordance with the provisions of this Part 18.

18.12 Before the completion of any sale by a Participant of its Interest or rights under this Agreement, to an Associated Company or otherwise, the purchasing party will, at the election of the parties not selling enter into an agreement with the party not selling on the same terms and conditions as set out in this Agreement.

18.13 Each party hereto agrees that its failure to comply with the restrictions set out in this Part 18 would constitute an injury and damage to the other party impossible to measure monetarily and, if there is any such failure the other party will, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any sale of any Interest or assignment of any rights under this Agreement save in accordance with the provisions of this Part 18 and any party intending to make a sale or making a sale contrary to the provisions of this Part 18 hereby waives any defence it might have in law to such injunctive relief.

18.14 If the Operator sells its Interest or transfers or assigns its rights under this Agreement to a third party, its right as Operator under this Agreement will be included in such sale only if the third party is acceptable to the remaining Participant and is capable of assuming and performing the duties and obligations of Operator imposed under this Agreement.

18.15 The provisions of this Part 17 will not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

PART 19

ENCUMBRANCE, PARTITION AND INDEMNIFICATION

19.1 Except as provided in Parts 17 and 18, a Participant will not encumber or suffer to exist any lien, charge or encumbrance on its Interest.

19.2 No Participant will partition or seek partition, whether through order of any court or otherwise, of the Property or other assets constituting any part of the Assets.

19.3 A Participant will not have authority to act for or assume any obligations or liabilities on behalf of any other Participant except such as are specifically authorized pursuant to and in accordance with the terms of this Agreement, and each Participant will indemnify and hold the others, and their officers, employees, and agents, harmless from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of any obligations by it done or undertaken on behalf of the other Participants other than as provided herein.

PART 20

GENERAL

20.1 Default. Notwithstanding anything in this Agreement to the contrary (other than the provisions of this Agreement providing for elections to contribute and contributions to any Program and any Production Program for which no notice of default need be ), if any party (a “Defaulting Party”) is in default of any requirement herein set forth the party affected by such default will give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

20.2 Further Agreement. After the commencement of Commercial Production, either Participant may give notice to the other Participant requiring that Participant to enter into negotiations to settle an operating agreement to supersede this Agreement.

20.3 Both Participants will endeavour to settle such an agreement but if they fail to do so this Agreement will remain in full force and effect.

20.4 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement (“Notice”) to the Operator or Wits by the other will be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties as follows:

(a)	if to Journey or Jazz:

#1208 - 808 Nelson Street
Vancouver, British Columbia V6Z 2H2
Facsimile: (604) 633-2462
Attention: Jack Bal

(b)	if to Wits:

900 IDS Center, 80 South 8th Street
Minneapolis, Minnesota, USA 55402
Facsimile: (612) 395-5276
Attention: H. Vance White

20.5 The date of receipt of such Notice will be the date of delivery or fax thereof if delivered or faxed during business hours, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the Notice is actually received by the addressee.

20.6 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which Notices will be given to it thereafter until further change.

20.7 Arbitration. Any dispute arising between the parties in respect of the interpretation of this Agreement or any matter to be agreed upon hereunder will be determined by a single arbitrator to be appointed by both parties.

20.8 Either party may, upon written notice to the other as provided in Section 20.4, demand arbitration of any dispute hereunder.

20.9 Upon such written demand and within thirty (30) days after the date of giving of such demand, the parties will agree on the appointment of an arbitrator.

20.10 The award of the arbitrator will be made within thirty (30) days after his appointment subject to any reasonable delay due to unforeseen circumstances.

20.11 The award of the arbitrator will be in writing and signed by the arbitrator and will be final and binding upon the parties who will abide by the award.

20.12 If the parties cannot agree on a single arbitrator as provided herein the matter in dispute will be determined by reference to the procedure set out in the Commercial Arbitration Act (British Columbia).

20.13 Further Assurances. The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

20.14 Currency. All references to monies hereunder will be in United States Dollars.

20.15 Method of Payment. All payments to be made to any party hereunder may be made by check mailed or delivered to such party at its address for notice purposes as provided herein, or wire transfer to the account of such party at such bank as may be designated from time to time by written notice.

20.16 Timing. Time will be of the essence in the performance of this Agreement.

20.17 Headings. The headings of the Parts and Sections of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the parties.

20.18 Enurement. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.19 Force Majeure. No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds and the monetary provisions of Parts 9 and 10 ) including, but not limited to, adverse weather conditions, environmental protests or blockages, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an “Intervening Event”). All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Section.

20.20 A party relying on the provisions of Section 20.19 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as fair and practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

20.21 Entire Agreement. Save and except for Part 9 of the Underlying Agreement, this Agreement and the Schedules hereto constitutes the entire agreement between the parties and, except as hereafter set out, and supersedes all previous agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

20.22 Governing Law. This Agreement will be governed by and construed according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

JOURNEY RESOURCES CORP.

By: _______________________________________________
Authorized Signatory

MINERALES JAZZ S.A. DE C.V.

By: _______________________________________________
Authorized Signatory

WITS BASIN PRECIOUS MINERALS INC.

By: _______________________________________________
Authorized Signatory

SCHEDULE “A”

Description of Property

The Vianey Mine Concession located in Guerrero State, Mexico.

The concession constitutes 5,022 contiguous hectares(1), centered on UTM coordinates 431,330m E, 1,987,020m N (WGS 84, Zone 14), or -99.6485 degrees E, 17.9704 degrees N. The property is held under Exploitation concession (Number 164151, Exp. No. 5929, issued March 5, 1979).

Minerales Jazz S.A. de C.V. (a wholly owned subsidiary of Journey Resources Corporation) acquired 100% interest in the property from Minera LMX, Minera Chilpancingo, S.A. de C.V. and the underlying owner, Mr. Jorge Briones de Garcia, in 2004.

(1) Amended to include the additionally held claims in the area of interest, notwithstanding that they may be held at this time under the name of a third party. Such additional claims are currently in the process of being transferred into the name of Minerales Jazz S.A. de C.V.

SCHEDULE “B”

Area of Interest

SCHEDULE “C”

Accounting Procedure